MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Independent Bank Corp. Fourth Quarter 2009 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Christopher Oddleifson. Please go ahead.

Christopher Oddleifson, President and Chief Executive Officer

Good morning and thank you everybody for joining us today. I’m joined by Denis Sheahan, our Chief Financial Officer, who will review our fourth quarter and annual results in more detail after my comments.

I’ll begin with the usual customary cautionary statement. This call may contain forward-looking statements with respect to the financial condition, results of operations, and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements, and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

Okay. We released our fourth quarter and full year results after market close yesterday and I can once again characterize our quarterly performance and annual performance as a fundamentally sound one. Our fourth quarter capped what was all in all a very solid 2009, especially in light of the economic environment.

In terms of the numbers, net income in the fourth quarter was $9.1 million or $0.43 per share. On an operating basis, full year 2009 earnings totaled $28 million versus 25.3 million in 2008.

Operating earnings per share were down in 2009, $1.43 versus $1.61, primarily due to increased provision, securities impairment and the cost related to the Treasury CPP program earlier in the year. Our results have been consistently marked by exceptional commercial loan activity, robust core deposit growth and very good credit quality.

We’ve remained profitable, we’ve avoided the pitfalls that have hurt so many others, we’ve continued to pay a common dividend, and very importantly we have strengthened our capital ratios. And we consider this performance very strong during one of the worst economies in our lifetime.

In many ways 2009 represented a year of much progress and accomplishment. Our core business lines each continued to grow and generate healthy volumes. For example, commercial lending originations grew to $498 million in ‘09, an increase of about $100 million or 25% over 2008. And this flow is coming from a high quality client base and in the form of more conservatively structured loans. And moreover, our current pipeline remains really strong and excellent.

Commercial loans now comprise two-thirds of our total loan portfolio and we believe the opportunity in this sector continues to remain outstanding. Core deposits grew strongly in ‘09 and this is a direct function of our focused relationship based approach and in line with our emphasis away from higher cost CDs. Core deposits have now grown to 73% of our total deposits.

Our investment management business grew assets under management to $1.3 billion at year-end. This is up to just about pre-crisis levels. And of course this growth is helped by the market performance, of course, but we also had significant new sales in this business as well.

Home Equity has been a strong product for us with solid loan growth last year. Also residential loan originations nearly doubled over the last two years and came in at around $420 million in ‘09.

For those of you who follow us, you know we were among the very first in the country to payback the CPP funds to the Treasury when it became clear that it took on what I’ll call negative imagery in the marketplace and it really lost its healthy bank association.

We’ve fully integrated the Ben Franklin franchise, which extends our banking presence into attractive western suburbs of Boston. Results to date as to retention and new business generation have been very, very encouraging.

In conjunction with our earlier acquisition of Slades Bank, the Rockland Trust footprint now covers the key corridors from Boston to Providence and down, way down into Cape Cod.

Now, I’m also very pleased to share with some of you who may not know this, in the recent Boston Globe Top 100 Places to Work survey, we were rated the number one bank, or number 13 overall. The Globe surveys about 1,000 companies in Massachusetts in total. So coming out as number 13 overall and number one bank is quite an honor.

Our own internal surveys found that 97% of my colleagues are either satisfied or extremely satisfied working here. And these scores are terribly important as engaged employees are a prerequisite to engaged customers and leads us to the results that I have described.

We were awarded once again valuable tax credit from the government’s new market tax credit program related to community lending. This is our third such award. And also for the third year in a row the organization Audit Integrity recognized INDB as one of the top 100 most trustworthy publicly traded firms. And only 10 of the 12,000 public companies they evaluate have been recognized three years in a row.

But perhaps our achievement that is noteworthy in these difficult times has been our overall stewardship of capital. And most notably, we grew our tangible common by 100 basis points in 2009, and did it in the old fashioned way, not by resorting to external equity raising.

Heading into 2010, the environment is still fairly unsettled. The early signs of healing are emerging, although unemployment, while down ticking in Massachusetts in November showed an up-tick in December. So we expect a lengthy period of slow growth.

There was upward pressure on taxes as state and local governments grappled with the large deficits. So far, Massachusetts has fared better than the national experience and that’s because of the diversity of our local economy. But we think the recovery will be slow and we’re going to be very cautious and monitor it very, very carefully.

Although things are changing in Washington nearly every day, I mean there is a lot of potential for more – well, there is a more vigilant regulatory environment, there’s no question about it. Examiners’ examinations are more intense. And there is some increase, although perhaps not as much as it was a couple weeks ago, political risk of some heavy-handed legislation.

And speaking about regulator, there is no question that the bar is being raised, especially regarding capital and risk disclosures. And we feel we’re very, very prepared for our future exams.

Looking into 2010, we are going to continue to ensure we maintain very strong capital levels. And we are going to very, very closely monitor our risk concentrations and migrations into the NPAs and classified asset levels, which of course the regulators give extra scrutiny these days.

In the same vein, we’re going to keep as current as possible on key external data critical to credit evaluations and also loan-to-values, vacancy rates, of course our financial statements from our customers. We have been very, very disciplined and vigilant and we’re going to continue to do so. And of course we’re going to pay very, very close attention to interest rate risk as there is a consensus growing about a move upward by the Fed some time in 2010.

Now we do feel we are operating from a position of competitive strength. The competitive turmoil still exists in our marketplace and we continue to expect to benefit from it. Our game plan is to continue to pursue careful and intelligent growth by capitalizing on the opportunities presented to ourselves, to us, and look really towards long-term performance, not short-term gains.

And moreover, should a bank in or near our market area be interested in selling, we certainly would like to take a look. And we continue to be interested in expanding our investment management business through acquisition.

Now that completes my comments. Denis?

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris. And good morning. As Chris mentioned, Independent Bank Corp. reported net income of $9.1 million and diluted earnings per share of $0.43 in the fourth quarter of ‘09, as compared to net income of $6.8 million and diluted earnings per share of $0.33 in the third quarter. There were no non-operating items in the fourth quarter and one small non-operating item in the third quarter as detailed in a non-GAAP table in the earnings release.

The fourth quarter presented continuing themes of good performance, stable asset quality and continued growth in the commercial banking area as a result of in-market opportunities combined with sound funding management leading to a solid net interest margin.

Asset quality performance was as expected. Non-performing assets decreased to $41 million, down 8% from the prior quarter. Net charge-offs were $3.4 million in the quarter and $12 million for the year, respectively, for approximately 40 basis points of loans, consistent with the guidance provided a year ago.

The provision for loan losses again exceeded the level of net charge-offs and the reserve for loans grew to 1.25%. Excluding the loans acquired at fair value, the reserve equates to 1.56% of loans. Loan delinquency grew to 1.73% at year-end, up from 1.58 at September 30, but consistent with the 1.72 reported at June 30. Importantly, early stage delinquency at 30 to 89 days delinquency is also in good shape at 91 basis points of loans.

Loan growth was also good in the fourth quarter, again dominated by the opportunity in commercial lending. Excluding the acquisition, growth in commercial was 12% in 2009. Decreases in most other lending categories resulted in slow 2009 organic loan portfolio growth overall of 2%.

Deposit growth in the quarter was strong, led by our municipal banking segment. We remained focused on core deposit growth rather than absolute deposit growth as we see this remix of deposits a critical component of managing long-term rate exposure in a rising rate environment, something we will continue to work on aggressively in 2010.

Excluding the impact of the acquisition, deposits grew by 4% in total. Beneath this number lies tremendous performance in organic core deposit growth of 15% and a reduction in CDs of 20%.

The net interest margin was maintained above 4% in the fourth quarter as we continue to manage the cost of deposits effectively. Cost of total deposits was 82 basis points in the fourth quarter.
Independent Bank Corp. recorded a $2.2 million pre-tax, or $0.07 per share, securities impairment charge in the fourth quarter bringing the total for 2009 to $9 million pre-tax or $0.30 per share, largely on pooled trust preferred securities. Our remaining exposure is limited and we’ve steadily been writing these down. We’ve included a table in the press release for your information.

As you can see from the table, the total remaining exposure of all pooled trust preferreds is $8.7 million. The reality continues to be that the underlying issuer banks of these trust preferreds are under pressure to preserve capital and in many cases are simply deferring dividend payments.

As Chris mentioned, tangible common equity improved to 6.65% at the end of Q4 representing an increase of 100 basis points since year-end 2008, totally from internal capital generation.

Let me give you some additional thoughts on capital, which comes up a lot in our conversations with investors. Currently, we do not feel constrained by the level of capital to pursue our strategy. Any decision to raise capital will first depend on the level of commercial loan growth that goes beyond our current anticipation of continued strong growth, second, whether the new regulatory well-capitalized environment leads the industry and banks like us to logically set higher bars for capital, and third, whether highly attractive acquisition opportunities would lead us to raise capital.

Furthermore, of course if the economy stays weaker than expected and we see stronger migration into non-performing assets or classified assets, that too could logically affect how we approach capital. But again at this point we feel we are in good shape in terms of capital. I’ll now turn to earnings guidance for 2010.

As you can appreciate, there is much uncertainty in the financial services industry regarding individual company performance in 2010 in light of the economic weakening and evolving regulatory and political landscape. Yet we continue to feel it is important to share our outlook with our shareholders, recognizing that as a fluid exercise and subject to updates throughout the year.

Our key assumptions for 2010 are: continued good loan growth of 4 to 7% in 2010, driven by commercial lending growth of 7 to 10%, with continued reduction in the other loan categories to somewhat offset this growth.

Deposits strategy is expected to remain one of focusing on core deposits in an effort to effectively manage the cost of funds and provide a mitigant to rising rate exposure. This will result in net deposit growth of 2 to 5% in 2010.

We anticipate loan net charge-offs of around 15 to $19 million with loan loss provision of 18 to 22 million. The tax rate should be around 24 to 25%, net interest margin in the region of 4%.

Non-interest income is expected to be in a range of 39 to 42 million with an anticipated decrease in mortgage banking income, increase in wealth management revenue, and stable service charge revenue.

Non-interest expense should grow 5% in 2010 from the 2009 base, excluding merger and acquisition expense. Keep in mind this 5% growth number includes the annualized impact of the Ben Franklin acquisition.

Given the uncertainty that typically surrounds securities impairment, we do not as a matter of course include estimates of further impairment in our ongoing guidance. This does not imply further write-downs are impossible. They are just too imponderable to estimate. However, as an effort to provide some guidance on this point, were we to write-off the remaining C tranche exposure of the pooled trust preferreds, such event would equate to a charge to earnings of $0.11 per share. With that, our estimate of performance is diluted earnings per share for 2010 expected to be in the range of $1.75 to $1.85, excluding any securities impairments.

So we expect another solid year in 2010. However, as Chris said, we are very attuned to risk management, especially in the current environment. And in that light, we may take steps from time to time to further insulate and protect ourselves from potential risk even if it means giving up a little bit of earnings beyond the range contemplated in the guidance.

Regarding interest rate risk, while we have included some level of interest rate derivatives among other actions to reduce the risk associated with rising rates, we may decide to be even more aggressive on this front.

Regarding credit risk exposures, we may also decide to trim certain exposures, such as securities, that could potentially lead to a higher level of stressed assets such as non-performing assets or classified assets.

In speaking with many of our shareholders, we understand that consistency in performance, a disciplined risk management philosophy and open and honest communication is what they are looking for. This is very much aligned with how we run our company and believe we have the track record to show it, and look forward to continuing to demonstrate that to you.

Chris?

Christopher Oddleifson, President and Chief Executive Officer

Okay. Thanks Denis. Why don’t we open it up to questions?

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Mark Fitzgibbon of Sandler O’Neill. Please go ahead.

<Q – Mark Fitzgibbon>: Good morning, guys.

<A – Christopher Oddleifson>: Good morning.

<Q – Mark Fitzgibbon>: I wonder if you first could kind of give us a little update on what you’re seeing in terms of vacancy rates and commercial real estate pricing trends in your markets.

<A – Christopher Oddleifson>: Sure. Mark, as we’re looking for the data, I’ll remind you that we operate in a region that never got frothy. Only a portion of our commercial loan portfolio is in
Boston, the remaining is in the outlying suburbs throughout southeastern Mass.

<Q – Mark Fitzgibbon>: Sure.

<A – Denis Sheahan>: Mark I’ll give it to you sort of by our different markets, first of all Metro
South. I mean the summary is that vacancy rates, to no one’s surprise, are increasing and the average asking lease rates are decreasing, but I’ll give you some data the best that we can.
For Metro South Office, the vacancy rate went from about say Q2 – the most current data we have is through the third quarter – so Q2 ‘09, the vacancy rate for Metro South was about 17%, Q3 is about 19%. Average asking lease rate for Metro South has decreased in the same period from 19.50 to about 18.75.

<A – Christopher Oddleifson>: At it’s peak, I mean the peak was in like, what, first quarter of ’08 at 21, so I mean never, never high.

<A – Denis Sheahan>: It’s not the frothy sort of $100 per square foot Boston market. And industrial space is actually doing a little better, but certainly the trend is similar. Q2 ‘09 for industrial market Metro South is about 14.5%, vacancy has increased to about 15.5%. And then the average asking lease rate gone from 5.80 per foot to about 5.60.

Metro West, which is the other large footprint for us, the newer footprint associated with Ben
Franklin, office statistics vacancy went from about 15 to about 15.5% from Q2 to Q3, and average asking lease rate went from 23 to 22. Industrial for Metro West went from 18.5% to 18 vacancy, and then average asking lease rate went from 6.75 to 6.60.

<Q – Mark Fitzgibbon>: Okay. That’s great. Thank you. And also I wondered if you could share with us what your 30 to 89 day delinquencies look like? I don’t think they were in the release.

<A – Denis Sheahan>: Sure. Bear with me a second, I have that. I think I mentioned the number, Mark, was like 91 basis points. Bear with me a second.

<A – Christopher Oddleifson>: It’s 30 to 89, it’s not 91 basis points.

<A – Denis Sheahan>: Yeah. It’s 91 basis points. Are you looking for the dollar amount, Mark?

<Q – Mark Fitzgibbon>: Yeah, I can back into it. No worries.

<A – Denis Sheahan>: Okay.

<Q – Mark Fitzgibbon>: And then last question I had, on the expense front you said you expected a 5% growth rate in expenses. Is that sort of growing it off of the fourth quarter base or on the full year ‘09 base?
<A – Denis Sheahan>: Full year ‘09 and then back out the 12 million of M&A expense.

<Q – Mark Fitzgibbon>: Okay. Great. Thank you very much.

<A – Denis Sheahan>: Very welcome. Operator: The next question comes from Laurie Hunsicker of Stifel Nicolaus. Please go ahead.

<Q – Laurie Hunsicker>: Yeah. Hi, Chris and Denis, good morning.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning.

<Q – Laurie Hunsicker>: Just wondered if you had some fill-in numbers on the credit side, TDRs?

<A – Denis Sheahan>: Sure. TDRs at the end of the third quarter were $10 million. Of that, 3.7 was on non-accrual, the other 6.4 were accruing. In the fourth quarter, TDRs were 10.6 million, 3.5 on non-accrual, seven accruing.

<Q – Laurie Hunsicker>: Okay. And of the seven, what is the majority of that category? Just approximately.

<A – Denis Sheahan>: Residential.

<Q – Laurie Hunsicker>: Residential? Okay. And then on the charge-offs, do you have a breakdown by category of the 3.4?

<A – Denis Sheahan>: Yes, I do. The largest for the quarter was commercial.

<Q – Laurie Hunsicker>: The commercial as in C&I?

<A – Denis Sheahan>: No, some C&I but also commercial real estate was – I’m just adding here – about 1.8 million was commercial. Home equity was – do you have it there?

<Q – Laurie Hunsicker>: So 1.8 million was commercial. So this is the first time we’ve seen you take any substantial commercial real estate charges in many, many quarters.

<A – Denis Sheahan>: No, we had, in the first quarter we had two million, in the first quarter. <Q – Laurie Hunsicker>: Oh, yeah, but that was commercial construction, I’m sorry. So the 1.8 million was that commercial construction or commercial real estate?

<A – Denis Sheahan>: A portion was commercial construction. It was related to, some of it was related to the charge-off we took in the first quarter, we took another charge-off on it.
<Q – Laurie Hunsicker>: On it, okay.
<A – Denis Sheahan>: We were working through that credit.
<Q – Laurie Hunsicker>: Okay. And then, would it be safe to assume the majority of the rest of the charge-offs then were, except for small on the consumer and auto side, were C&I? <A – Denis Sheahan>: No, I mean I’m giving you total commercial of about 1.8 million in the fourth quarter.
<Q – Laurie Hunsicker>: So including C&I?

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: And the rest is the indirect auto portfolio, small business, some home equity. Home equity was about 600,000. So it’s spread across the other products.

<Q – Laurie Hunsicker>: Okay. And of the 1.8 million, do you know how much is C&I related?

<A – Denis Sheahan>: I don’t have that in front of me, Laurie.

<Q – Laurie Hunsicker>: Okay, okay. And then just last question on credit. The C&I up-tick in non-performers linked quarter from 3.7 to 4.2.

<A – Denis Sheahan>: Yeah.

<Q – Laurie Hunsicker>: Was there any one ...

<A – Denis Sheahan>: It’s only, Laurie, it’s only, obviously it’s only $0.5 million increase.

<Q – Laurie Hunsicker>: Right.

<A – Denis Sheahan>: I can give you the largest one in there was a $300,000 mini mart and gas station. So there’s nothing trend-wise there that jumps out at us and says the increase of $500,000 is a particular negative trend.

<Q – Laurie Hunsicker>: Okay. No, I just wondered because all your other categories had improvement, which was great. Okay.

<A – Denis Sheahan>: It’s good stability, for sure.

<Q – Laurie Hunsicker>: Very good. On the income statement, this sort of goes more to the other other line, both in other other income and other other expense. They both looked higher, I mean substantially higher linked quarter. Was there non-recurring items there? Or asked a different way, I guess, do they net each other out? Or is there anything that we need to know in terms of forward modeling?

<A – Denis Sheahan>: Yeah, some, yes, non-recurring, some recurring. In other non-interest income, the biggest categories – and some of this is in the text of the release, Laurie, to give you just the exact wording – but other non-interest income was up $1.3 million on a linked quarter basis. We had a gain on the sale of an OREO property of 586,000, we had some tax credits of 400,000, and revenue from our loan level swap program of 300,000.

The non-recurring component there would certainly be the gain on sale of OREO. We would not expect to have that kind of gain every quarter. Certainly, the loan level swap program is something that is of a recurring nature. It just happened to be more in the fourth quarter than it was in the third. And the tax credits that I mentioned, the 400,000, those would not likely recur every quarter. But certainly, over a 12-month period we can assume that we would have a similar level of tax credits.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: I mean, other non-interest expense was up $2 million, various components, advertising was up almost $600,000, that’s really timing. Some of our Q3 initiatives in advertising fell into the fourth quarter. That would certainly be of a recurring nature, although not necessarily at that level. Legal loan workout and OREO valuation/revaluation was about 600,000 in the quarter. So that’s just associated with working delinquencies, working non-performing assets to get them corrected and moved out. And those were the primary variances within that $2 million. There’s a number of other smaller items.

<Q – Laurie Hunsicker>: Got it. Okay. Which basically – okay, okay. That makes sense. I guess last question, Chris, for you, and I guess we ask this every quarter, but maybe if you could just touch on where we sit right now with respect to looking at forward M&A in the New England environment and premiums paid. Obviously haven’t seen any FDIC transactions yet. So what your thought is on paying for premium M&A and any changes that you are seeing, any sort of thoughts generally on the landscape would be great.

<A – Christopher Oddleifson>: Well, I’ll point out the obvious. So far there haven’t been any FDIC-failed institution transactions in our area and nor do we really anticipate any that would be in our marketplace. So there’s been a lot of excitement about that in other parts of the country, and we’re just not seeing that here. And that’s certainly a reflection of everything we’ve talked about before, about how our area really did not sort of rise to spectacular heights as in other areas of the country.

And our position on M&A is it continues to be opportunistic. We are not a roll-up strategy bank. We’re not depending on it. We’re not looking and hungry for the next deal. I mean our core business, as we described, is doing very well. We’re generating a lot of good growth organically with the business model we have. But should somebody raise their hand like they have in the past, whether its Slade’s Ferry and Ben Franklin and Falmouth, we’d certainly love to be at the table.

And in terms of pricing, from our perspective I’ll just say as our track record indicates we are not going to be paying what would be characterized as a strategic premium on an acquisition. I mean we’re going to price it where we see the value to our shareholders.

<Q – Laurie Hunsicker>: Okay. Great. Thank you.

Operator: [Operator Instructions] The next question comes Damon DelMonte of KBW. Please go ahead.

<Q – Timur Braziler>: Hi, good morning, guys. This is actually Timur Braziler with KBW. I have a couple of questions. Regarding the commercial real estate growth achieved during the quarter, could you just talk about some of the geographies it was achieved in? And is there any kind of particular industry that it was focused on?

<A – Christopher Oddleifson>: We continue to lend only in and very adjacent to our market areas. So when you think about our loan growth, you can think about it being reasonably well distributed from just over the border in Rhode Island, the Providence area, through our footprint and into Boston. And so nothing different than what we’re been doing for years. And that would go for the asset types as well, fairly well distributed over a number of asset types.

I will say that the – I’ll use your question as an opportunity to also comment on that over the 12 months we’ve really been in the position to structure loans in a much more, what we would believe, conservative fashion, where we have lower LTVs, there is more equity in the deal, we have stronger covenants both in the debt service and liquidity, we look for full relationships where maybe a couple years ago we’d generate an asset, just an asset. We look for a full relationship now.

And also interestingly during this difficult time with the conduits and life insurance companies really not being a presence anymore and the larger banks diminishing their presence, we’ve been able to fill in some of the asset classes that we had not been so “competitive” in that now would include apartment buildings and medical office buildings, for example.

<Q – Timur Braziler>: Okay, great. And was much of that growth seen across Ben Franklin’s footprint or former footprint?

<A – Christopher Oddleifson>: I would say that probably sort of on a weighted basis there have been less growth in the Ben Franklin footprint than the remaining footprint. But as we sort of integrate them and gear up, there will be probably equal growth going forward.

<Q – Timur Braziler>: Okay, great. As far as the reserve levels, you guys have had generally very good asset quality throughout this whole credit cycle and this quarter it actually improved linked quarter, yet reserves continue to build. How comfortable are you with current levels? Do you expect to continue building the reserves going into 2010? Or should we start to see charge-offs top provision levels going forward?

<A – Denis Sheahan>: Well, our plan is – Timur, this is Denis – and our plan is, consistent with our guidance, is we expect to out-provide the level of charge-offs in 2010. I mean our assumption is just as we have done in ‘09. And just to reiterate, we anticipate charge-offs of 15 to 19 million with a provision of 18 to 22. So that would imply a modest reserve build.

<Q – Timur Braziler>: Okay, great. And one more question within your non-interest income, the mortgage banking income line item seemed to jump pretty high linked quarter. I realize that last quarter was probably a little low. But is this a sustainable level going forward or is there going to be some kind of fluctuation in the coming quarters?

<A – Denis Sheahan>: I would say no, it’s not a sustainable level going forward. I mean first of all, the primary reason for the variance on a linked quarter basis was Q3, as one can understand with the amount of refinancing activities, was building throughout 2009. And in particular, in our third quarter we took a charge against our servicing asset of about $0.5 million in Q3. So on a linked quarter basis the comparison is somewhat exaggerated. But we expect for the year our mortgage banking revenue to be down just given that we don’t expect the same level of re-fi activity in ‘10 as happened in ‘09.

<Q – Timur Braziler>: Great. Okay, perfect. Thank you very much.

<A – Denis Sheahan>: Sure. Thank you.

Operator: The next question comes from Mac Hodgson of SunTrust. Please go ahead.

<Q – Mac Hodgson>: Hey, good morning.

<A – Christopher Oddleifson>: Morning.

<A – Denis Sheahan>: Morning.

<Q – Mac Hodgson>: Denis, you talked about at the end of your comments about risk management and potential changes. Maybe it’s a result of just I guess how you’d manage your interest rate risk or credit risk. Could you remind us how the company is positioned today for a rising rate environment, and what sort of changes you might anticipate making if you guys decide to do that?

<A – Denis Sheahan>: Sure. Mac, we’ve historically been liability sensitive and we still have some liability sensitivity. But we manage our – we’re obsessed about interest rate risk and I think we manage it very effectively. If you look back from mid 2004 to the present, we’ve maintained our margin between 3.84 and slightly over 4%. We think that’s pretty good given the volatility that’s been experienced in interest rates. We’re very disciplined in terms of deposit pricing. We lag rates when we have to. So while there is some modest liability sensitivity, we work it very hard.

Now that said, I mean obviously the longer that you stay in a low rate environment like this, and it’s not just that rates are down but they are at an absolutely low level, every fixed-rate asset you put on the books today is a problem in the future. So we need to be very consciously doing what we can to mitigate that kind of risk when rates rise.

And we’ve been through this before and we know we can handle it again. I’m merely pointing out here that should this become a really prolonged and lengthier environment of low rates, we need to take more and more actions to protect the company when rates rise, that’s simply it. And we have protection built in into our estimate that we provided you. But I’m merely indicating that if, as a year – a 12-month period is a very long period of time especially in this type of economy, and we may take further actions from an interest rate risk perspective and also from a credit risk perspective.

<Q – Mac Hodgson>: Okay, great. And one last question, most of mine I think were already addressed. On the capital, you all have done a great job building capital internally, and you mentioned you are comfortable with the position now. Remind us if you have, I don’t know if target is the right word, but at what tangible common equity or regulatory ratio level would you feel the need maybe to try to either slow growth or bolster capital a bit through a common raise or something else? Maybe what’s the comfort level?

<A – Denis Sheahan>: Well, that is certainly a very fluid question in today’s environment. It isn’t too long ago that at 6% plus tangible common equity ratio we would have been talking to you about share repurchases. Now we’re absolutely not talking about that today and we’re at 6.65 and we anticipate being in the 7, 7.10 region by the end of 2010. We think that’s a very comfortable level of capital for us. We think it’s very achievable. So we don’t think there is a need to supplement our capital base aside from the reasons that I laid out as part of my comments on the call.

And in terms of the downside, I mean clearly if we were for some reason down in the fives, even sub-5% one would have to be realistic in this environment and say that you’d likely have to slow growth or take some other form of action.

<Q – Mac Hodgson>: Okay, great. Very helpful, thanks.

<A – Denis Sheahan>: Sure.

Operator: [Operator Instructions] This concludes our question-and-answer session. I would like to turn the conference back over to Independent Bank Corp. management for any closing remarks.

Christopher Oddleifson, President and Chief Executive Officer

Thank you everybody for your interest and support through 2009. And we look forward to talking with you again in three months.

Denis K. Sheahan, Chief Financial Officer

Thank you.

Christopher Oddleifson, President and Chief Executive Officer

Bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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